exhibit 10.3
Greater Delaware Valley Savings d/b/a Alliance Bank
Supplemental Executive Retirement Plan
409A Restatement

RECITALS:

WHEREAS, Greater Delaware Valley Savings d/b/a Alliance Bank, (the “Employer”), pursuant to Article 6 of the Greater Delaware Valley Savings d/b/a Alliance Bank Supplemental Executive Retirement Plan  dated as of January 11, 2002 (the “Prior Plan”), hereby amends and restates the Prior Plan for the benefit of a select group of management or highly compensated employees/directors pursuant to those requirements for a compliant document under Internal Revenue Code Section 409A and the regulations promulgated thereto.  Any references herein to the “Company” shall mean Alliance Bancorp, Inc. of Pennsylvania.

This Plan amendment and restatement is effective and adopted by the Employer on December 17, 2008, and shall represent the restatement and continuation of the Employer’s Prior Plan with the administration of such Prior Plan performed in compliance with Internal Revenue Code Section 409A and the regulations promulgated thereto.  The benefits hereunder are the continuation of Prior Plan benefits and shall not be construed or administered in a fashion which would provide for benefits in addition to or different than those benefits provided for under the Prior Plan.   This Plan is an unfunded arrangement and is intended to be exempt from the participation, vesting, funding, and fiduciary requirements set forth in Title I of the Employee Retirement Income Security Act of 1974, as amended.  It is intended to comply with Internal Revenue Code Section 409A.

NOW THEREFORE, the following shall constitute the Plan.

ARTICLE I
GENERAL

1.1
Purpose of the Plan.  The purpose of this Plan is to reward certain management and highly compensated employees of the Employer who have contributed to the Employer’s success and are expected to continue to contribute to such success in the future.

1.2
Plan Benefits Generally.  Pursuant to the Plan, the Employer may provide to each Participant such benefit as provided on the terms and conditions contained in the Plan and the Participant’s individual Participation Agreement.

1.3	Effective Date. The original effective date of the Plan was January 11, 2002. The Plan is hereby amended and restated effective as of December 17, 2008.

ARTICLE II
DEFINITIONS

2.1
Accrued SERP Benefit.  The Accrued SERP Benefit shall be that applicable vested amount, as provided for in Section 9 of the Participant's Participation Agreement, which the Participant shall be entitled to, subject to any applicable restrictions found therein, upon Participant's Separation from Service with the Employer pursuant to Early Retirement or involuntary termination subsequent to a Change of Control.

2.2	Administrator. Administrator shall mean the Employer as defined herein.

2.3	Reserved.

2.4	Beneficiary. Beneficiary means the person or persons designated by a Participant as his beneficiary in accordance with the provisions of Article V and subject to the Participation Agreement.

2.5       Board.  Board means the Board of Directors of the Employer.

2.6       Cause.  Cause shall have the meaning set forth in Section 4.2.

2.7
Change in Control. Change in Control means a change in the ownership of the Company or the Bank, a change in the effective control of the Company or the Bank, or a change in the ownership of a substantial portion of the assets of the Company or the Bank, in each case as provided under Section 409A of the Code and the regulations thereunder, provided, however, that neither any second-step conversion and reorganization in which Alliance Mutual Holding Company (the "MHC") ceases to exist nor any increase in the ownership of the Company by the MHC shall be deemed to be a Change in Control.

2.8
Committee.  Committee means a committee appointed by the Board to administer the Plan or, in the absence of any such appointment, the Board.  The Committee shall also be known as the "Pension Committee" and currently consists of the following members: Dennis D. Cirucci, Peter J. Meier, Janette Babikian, and William E. Hecht.  The Board may amend the members of the Committee from time to time.

2.9	Disability. Disability shall have the meaning set forth in the Participation Agreement.

2.10
Early Retirement.  Early Retirement means a Participant's Separation from Service with the Employer for any reason other than for cause, as provided for in Section 4.2 herein, prior to the Participant attaining the Normal Retirement Age as provided for in the Participant's Participation Agreement.

2.11     Employer.  Greater Delaware Valley Savings d/b/a Alliance Bank.

2.12	ERISA. The Employee Retirement Income Security Act of 1974, as amended from time to time.

2.13
Executive.  Executive means an employee of the Employer who is considered part of a select group of management or highly compensated employee of the Employer and is designated by the Administrator as eligible to participate in the Plan.

2.14	Normal Retirement. Normal Retirement means a Participant's Separation of Service for any reason, other than for Cause, after such Participant has reached his Normal Retirement Age.

2.15	Normal Retirement Age. Normal Retirement Age means the normal retirement age set forth in the Participant’s Participation Agreement.

2.16
Normal Retirement SERP Benefit.   The Normal Retirement SERP Benefit shall be that amount, as provided for in the Participant's Participation Agreement, which shall be distributed to the Participant, in the appropriate distribution form, upon Normal Retirement or Disability.

2.17
Participant.  Participant means any Executive who elects to participate in the Plan by entering into a Participation Agreement in accordance herewith.  The Committee may, from time to time in its sole discretion, with Cause, revoke a Participant’s participation in the Plan upon ninety (90) days’ written notice.  The Committee may from time to time, in its sole discretion without Cause, revoke a Participant’s participation upon the mutual consent of the Participant and Administrator.

2.18
Participation Agreement.  Participation Agreement means a written agreement between the Employer and a Participant, pursuant to which the Employer agrees to make a SERP Benefit payment, or payments, in accordance with the Plan and the Participation Agreement.  Each Participation Agreement shall contain such information, terms and conditions as the Administrator in its discretion may specify, including without limitation, the following:

(a)	the effective date of the Participant’s participation in the Plan;
(b)	the Participant's Normal Retirement Age;

(c)	the SERP Benefits to which the Participant is entitled under the Plan and the distribution form of such benefits;

(d)	the identity of the Participant’s Beneficiary; and

(e)	any other provisions which supplement the terms and conditions contained in the Plan and which are not inconsistent with the terms and conditions of the Plan.

2.19	Plan. Plan means the 409A Restatement of the Greater Delaware Valley Savings d/b/a Alliance Bank Supplemental Executive Retirement Plan, as the same may be amended from time to time.

2.20
Separation from Service.  “Separation from Service” means a termination of the Participant’s services (whether as an employee or as an independent contractor) to the Employer for any reason other than death or Disability.  Whether a Separation from Service has occurred shall be determined in accordance with the requirements of Section 409A of the Code based on whether the facts and circumstances indicate that the Employer and the Participant reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the Participant would perform after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding thirty-six (36) month period.

2.21
SERP Benefit.  SERP Benefit means, with respect to each Participant, an annual cash benefit in the amount determined pursuant to the Participant's Participation Agreement, minus any offset amounts specified therein.  In the event of Normal Retirement or Disability, such SERP Benefit shall be the Normal Retirement SERP Benefit.  In the event of Early Retirement or termination pursuant to a Change of Control, such SERP Benefit shall be the Accrued SERP Benefit.

2.22
Service Recipient.  As provided by regulations promulgated under Code Section 409A, Service Recipient shall mean the Employer or person for whom the services are performed and with respect to whom the legally binding right to compensation arises, and all persons with whom such person would be considered a single employer under Code Section 414(b) (employees of controlled group of corporations), and all persons with whom such person would be considered a single employer under Code Section 414(c) (employees of partnerships, proprietorships, etc., under common control).

2.23	Vesting. The Participant's ownership rights in the SERP Benefit shall arise, or vest, solely with the occurrence of those conditions precedent to Vesting as contained in the Participation Agreement.

2.24
Years of Service.  A Participant’s Years of Service shall be measured by the total number of full twelve (12) month periods that an individual has been an Employee of the Employer.  Such Years of Service calculation shall begin accruing from the date Participant is initially employed by the Employer.

ARTICLE III
ELIGIBILITY AND PARTICIPATION

3.1	Eligibility. The Committee, in its sole discretion, shall from time to time determine those Executive(s) who shall be eligible to participate in the Plan.

3.2
Participation.  Each Executive who is eligible to participate in the Plan shall enroll in the Plan by entering into a Participation Agreement and completing such other forms and furnishing such other information as the Administrator may request.  An Executive’s participation in the Plan shall commence as of the date specified in the Participation Agreement.

ARTICLE IV
BENEFITS

4.1	SERP Benefit. Each Participant, subject to the terms and conditions of his Participation Agreement, shall become entitled to receive such benefits as set forth in the executed Participation Agreement.

4.2
No Benefits Payable Upon Separation from Service for Cause.  Notwithstanding anything herein or in the Participation Agreement to the contrary, no benefits shall be payable, at the discretion of the Employer, to any Participant who has a Separation from Service for Cause.  For purposes hereof, a Participant who has a Separation from Service for any of the following reasons shall be regarded as having been terminated for Cause:

(a)	engaging in willful or grossly negligent misconduct that is materially injurious to the Employer;

(b)	embezzlement or misappropriation of funds or property of the Employer;

(c)	conviction of a felony or the entrance of a plea of guilty or nolo contendere to a felony;

(d)	conviction of any crime involving fraud, dishonesty, moral turpitude or breach of trust or the entrance of a plea of guilty to such a crime;

(e)
failure or refusal by the Participant to devote full business time and attention to the performance of his or her duties and responsibilities if such breach has not been cured within fifteen (15) days after notice is given to the Participant; or

(f)	issuance of a final non-appealable order or other direction by a Federal or state regulatory agency prohibiting the Participant’s employment in the business of banking.

4.3
Distributions to Specified Employee.  Notwithstanding anything herein to the contrary, if any Participant is a Specified Employee upon a Separation from Service for any reason other than death or Disability, distributions to such Participant shall not commence until the first day of the seventh month following the date of Separation from Service (or, if earlier, the date of death of the Participant).  If distributions are to be made in annual installments, the second installment and all those thereafter will be made on the applicable anniversaries of the Participant’s Separation from Service.  As applicable, all distributions withheld from a Participant pursuant to this section shall be aggregated and distributed in a lump sum on the first day of the month immediately following the lapse of the six (6) month holding period.  A “Specified Employee” means a key employee (as defined in Code Section 416(i) without regard to paragraph (5) thereof) of a corporation, or a subsidiary of the corporation. A Participant is not a Specified Employee unless any stock of the Employer or the Company is publicly traded on an established securities market or otherwise.

ARTICLE V
BENEFICIARY

For purposes of this section, the Participant's executed Participation Agreement shall dictate the Participant's rights and responsibilities regarding the Participant's Beneficiary.

ARTICLE VI
PLAN ADMINISTRATION

6.1	Administration.

(a)           General.  The Plan shall be administered by the Administrator.  The Administrator shall have sole and absolute discretion to interpret where necessary all provisions of the Plan and each Participation Agreement (including, without limitation, by supplying omissions from, correcting deficiencies in, or resolving inconsistencies or ambiguities in, the language of the Plan, a Participation Agreement, or between the Plan and a Participation Agreement), to determine the rights and status under the Plan of Participants or other persons, to resolve questions or disputes arising under the Plan and to make any determinations with respect to the benefits payable under the Plan and the persons entitled thereto as may be necessary for the purposes of the Plan.  The Administrator's determination of the rights of any Executive or former Executive hereunder shall be final and binding on all persons, subject only to the claims procedures outlined in Article 7 hereof.

(b)           Delegation of Duties.  The Administrator may delegate any of its administrative duties, including, without limitation, duties with respect to the processing, review, investigation, approval and payment of benefits payable hereunder, to a named administrator or administrators.

6.2
Regulations.  The Administrator may promulgate any rules and regulations it deems necessary in order to carry out the purposes of the Plan or to interpret the provisions of the Plan; provided, however, that no rule, regulation or interpretation shall be contrary to the provisions of the Plan. The rules, regulations and interpretations made by the Administrator shall, subject only to the claims procedure outlined in Article 7 hereof, be final and binding on all persons.

6.3
Revocability of Administrator/Employer Action.  Any action taken by the Administrator with respect to the rights or benefits under the Plan of any Executive or former Executive shall be revocable by the Administrator as to payments not yet made to such person in order to correct any incorrect payment to a Participant or a Beneficiary, and then only to the extent necessary to correct such error.  Acceptance of any benefits under the Plan constitutes acceptance of, and agreement to, the Administrator's making any appropriate adjustments in future payments to such person (or to recover from such person) any excess payment or underpayment previously made to such person.

6.4	Amendment or Modification.

The Employer may, at any time, in its sole discretion, amend or modify the Plan in whole or in part, except that no such amendment or modification shall have any retroactive effect to reduce any vested amounts allocated to a Participant’s Accounts, and provided that such amendment or modification complies with Code Section 409A and related regulations thereunder.

6.5
Plan Suspension and Termination.  Under no circumstances may the Plan permit the acceleration of the time or form of any payment under the Plan prior to the payment events specified herein, except as provided in this Section 6.5.  The Employer may, in its discretion, elect to suspend or terminate the Plan in any of the following three circumstances set forth below and accelerate the payment of the entire unpaid balance of the Participant’s vested SERP Benefit as of the date of such payment in accordance with Section 409A of the Code, provided that in each case the action taken complies with the applicable requirements set forth in Treasury Regulation §1.409A-3(j)(4)(ix):

(a)   the Plan is irrevocably terminated within the 30 days preceding a Change in Control and (1) all arrangements sponsored by the Employer and any successors immediately following the Change in Control that would be aggregated with the Plan under Treasury Regulation §1.409A-1(c)(2) are terminated with respect to each Participant that experienced the Change in Control event, and (2) each Participant and all participants under the other aggregated arrangements receive all of their benefits under the terminated arrangements within 12 months of the date that all necessary action to terminate the Plan and the other aggregated arrangements is taken;

(b)   the Plan is irrevocably terminated at a time that is not proximate to a downturn in the financial health of the Employer and (1) all arrangements sponsored by the Employer that would be aggregated with the Plan under Treasury Regulation §1.409A-1(c) if a Participant participated in such arrangements are terminated; (2) no payments are made within 12 months of the date the Employer takes all necessary action to irrevocably terminate the arrangements, other than payments that would be payable under the terms of the arrangements if the termination had not occurred; (3) all payments are made within

24 months of the date the Employer takes all necessary action to irrevocably terminate the arrangements; and (4) the Employer does not adopt a new arrangement that would be aggregated with the Plan under Treasury Regulation §1.409A-1(c) if a Participant participated in both arrangements, at any time within three years following the date the Employer takes all necessary action to irrevocably terminate the Plan; or

(c)   the Plan is terminated within 12 months of a corporate dissolution taxed under Section 331 of the Code, or with the approval of a bankruptcy court pursuant to 11 U.S.C. §503(b)(1)(A), provided that the amounts deferred by each Participant under the Plan are included in such Participant’s gross income in the later of (1) the calendar year in which the termination of the Plan occurs, or (2) the first calendar year in which the payment is administratively practicable.

6.6	Withholding. The Employer shall deduct from any distributions hereunder any taxes or other amounts required by law to be withheld therefrom.

ARTICLE VII
CLAIMS ADMINISTRATION

7.1
General. If a Participant, Beneficiary or his or her representative is denied all or a portion of an expected Plan benefit for any reason and the Participant, Beneficiary or his or her representative desires to dispute the decision of the Administrator, he/she must file a written notification of his or her claim with the Administrator.

7.2
Claims Procedure.  Upon receipt of any written claim for benefits, the Administrator shall be notified and shall give due consideration to the claim presented.  If any Participant or Beneficiary claims to be entitled to benefits under the Plan and the Administrator determines that the claim should be denied in whole or in part, the Administrator shall, in writing, notify such claimant within ninety (90) days of receipt of the claim that the claim has been denied.  The Administrator may extend the period of time for making a determination with respect to any claim for a period of up to ninety (90) days, provided that the Administrator determines that such an extension is necessary because of special circumstances and notifies the claimant, prior to the expiration of the initial ninety (90) day period, of the circumstances requiring the extension of time and the date by which the Plan expects to render a decision.  If the claim is denied to any extent by the Administrator, the Administrator shall furnish the claimant with a written notice setting forth:

(a)	the specific reason or reasons for denial of the claim;

(b)	a specific reference to the Plan provisions on which the denial is based;

(c)	a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

(d)	an explanation of the provisions of this Article.

7.3
Right of Appeal.  A claimant who has a claim denied under Section 7.2 may appeal to the Administrator for reconsideration of that claim.  A request for reconsideration under this section must be filed by written notice within sixty (60) days after receipt by the claimant of the notice of denial under Section 7.2.

7.4
Review of Appeal.  Upon receipt of an appeal the Administrator shall promptly take action to give due consideration to the appeal.  Such consideration may include a hearing of the parties involved, if the Administrator feels such a hearing is necessary.  In preparing for this appeal the claimant shall be given the right to review pertinent documents and the right to submit in writing a statement of issues and comments.  After consideration of the merits of the appeal the Administrator shall issue a written decision which shall be binding on all parties subject to Section 7.7 below.  The decision shall specifically state its reasons and pertinent Plan provisions on which it relies.  The Administrator’s decision shall be issued within sixty (60) days after the appeal is filed, except that the Administrator may extend the period of time for making a determination with respect to any claim for a period of up to sixty (60) days, provided that the Administrator determines that such an extension is necessary because of special circumstances and notifies the claimant, prior to the expiration of the initial sixty (60) day period, of the circumstances requiring the extension of time and the date by which the Plan expects to render a decision.

7.5
Designation.  The Administrator may designate any other person of its choosing to make any determination otherwise required under this Article.  Any person so designated shall have the same authority and discretion granted to the Administrator hereunder.

7.6
Litigation Costs.  If a claimant brings a lawsuit for benefits hereunder, to enforce any right hereunder or for other relief arising out of the terms of the Plan, the costs and expenses of litigation by any party shall be borne by the losing party.  The prevailing party shall recover as expenses all reasonable attorney fees incurred by it in connection with the proceedings or any appeals therefrom.

7.7
Arbitration.  A claimant whose appeal has been denied under Section 7.4 shall have the right to submit said claim to final and binding arbitration in the Commonwealth of Pennsylvania pursuant to the rules of the American Arbitration Association.  Any such requests for arbitration must be filed by written demand to the American Arbitration Association within sixty (60) days after receipt of the decision regarding the appeal.  The costs and expenses of arbitration, including the fees of the arbitrators, shall be borne by the losing party.  The prevailing party shall recover as expenses all reasonable attorney’s fees incurred by it in connection with the arbitration proceeding or any appeals therefrom.

ARTICLE VIII
MISCELLANEOUS

8.1
Administrator.  The Administrator is expressly empowered to interpret the Plan and to determine all questions arising in the administration, interpretation, and application of the Plan; to employ actuaries, accountants, counsel, and other persons it deems necessary in connection with the administration of the Plan; to request any information from the Employer it deems necessary to determine whether the Employer would be considered insolvent or subject to a proceeding in bankruptcy; and to take all other necessary and proper actions to fulfill its duties as Administrator.  The Administrator is relieved of all responsibility in connection with its duties hereunder to the fullest extent permitted by law, except any breach of duty to the Participants or Beneficiaries.  If any individual person shall have been delegated the duties or responsibilities as Administrator, such person shall not be liable for any actions by him or her hereunder unless due to his or her own gross negligence or willful misconduct and shall be indemnified and saved harmless by the Employer from and against all personal liability to which he or she may be subject by reason of any act done or omitted to be done in his or her official capacity as Administrator in good faith in the administration of the Plan, including all expenses reasonably incurred in his or her defense in the event the Employer fails to provide such defense upon the request.

8.2
No Assignment.  No benefit under the Plan or a Participation Agreement shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge, and any such action shall be void for all purposes of the Plan or a Participation Agreement.  No benefit shall in any manner be subject to the debts, contracts, liabilities, engagements, or torts of any person, nor shall it be subject to attachments or other legal process for or against any person.

8.3
No Employment Rights.  Participation in this Plan and execution of a Participation Agreement shall not be construed to confer upon any Participant the legal right to be retained in the employ of the Employer, or give a Participant or Beneficiary, or any other person, any right to any payment whatsoever, except to the extent of the benefits provided for hereunder.  Each Participant shall remain subject to discharge to the same extent as if this Plan had never been adopted and the Participation Agreement had never been executed.

8.4
Incompetence.  If the Administrator determines that any person to whom a benefit is payable under this Plan is incompetent by reason of physical or mental disability, the Administrator shall have the power to cause the payments becoming due to such person to be made to another individual for the Participant’s benefit without responsibility of the Administrator to see to the application of such payments.  Any payment made pursuant to such power shall, as to such payment, operate as a complete discharge of the Employer, the Administrator, and their representatives.

8.5
Identity.  If, at any time, any doubt exists as to the identity of any person entitled to any payment hereunder or the amount or time of such payment, the Administrator shall be entitled to hold such sum until such identity or amount or time is determined or until an order of a court of competent jurisdiction is obtained.  The Administrator shall also be entitled to pay such sum into court in accordance with the appropriate rules of law.  Any expenses incurred by the Employer or Administrator incident to such proceeding or litigation shall be charged against the SERP Benefit of the affected Participant.

8.6
No Liability.  No liability shall attach to or be incurred by any employee of the Employer or Administrator individually under or by reason of the terms, conditions, and provisions contained in this Plan, or for the acts or decisions taken or made hereunder or in connection therewith; and, as a condition precedent to the establishment of this Plan or the receipt of benefits hereunder, or both, such liability, if any, is expressly waived and released by each Participant and by any and all persons claiming under or through any Participant or any other person.  Such waiver and release shall be conclusively evidenced by any act or participation in or the acceptance of benefits or the making of any election under this Plan.

8.7	Expenses. Except as otherwise provided in the Plan, all expenses incurred in the administration of the Plan shall be paid by the Employer.

8.8	Amendment and Termination. The Board shall have the sole authority to modify, amend, or terminate this Plan subject to those limitations provided hereinabove.

8.9
Employer Determinations.  Any determinations, actions, or decisions of the Employer (including but not limited to, Plan amendments and Plan termination) shall be made by the Board in accordance with its established procedures or by such other individuals, groups, or organizations that have been properly delegated by the Board to make such determination or decision.

8.10
Construction.  All questions of interpretation, construction or application arising under or concerning the terms of this Plan and any Participation Agreement shall be decided by the Administrator, in its sole and final discretion, whose decision shall be final, binding and conclusive upon all persons.

8.11	Governing Law. To the extent not preempted by federal law, this Plan shall be governed by, construed and administered under the laws of the Commonwealth of Pennsylvania.

8.12
Severability.  Should any provision of the Plan or any regulations adopted hereunder be deemed or held to be unlawful or invalid for any reason, such fact shall not adversely affect the other provisions or regulations unless such invalidity shall render impossible or impractical the functioning of the Plan and, in such case, the appropriate parties shall immediately adopt a new provision or regulation to take the place of the one held illegal or invalid.

8.13
Headings.  The headings contained in the Plan are inserted only as a matter of convenience and for reference and in no way define, limit, enlarge, or describe the scope or intent of this Plan nor in any way shall they affect this Plan or the construction of any provision thereof.

8.14	Terms. Capitalized terms shall have meanings as defined herein. Singular nouns shall be read as plural, masculine pronouns shall be read as feminine, and vice versa, as appropriate.

8.15
Ownership of Assets; Relationship with Employer.  Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind or a fiduciary relationship between the Employer and any Participant or any other person.  To the extent that any person acquires a right to receive payments from the Employer under this Plan, such right shall be no greater than the right of an unsecured general creditor of the Employer.

8.16
Deposits in Trust.  The Employer may, at its sole discretion, establish with a corporate trustee a grantor rabbi trust under which all or a portion of the assets of the Plan are to be held, administered and managed. The trust agreement evidencing the trust shall conform with the terms of Revenue Procedure 92-64 or any successor procedure.  The Employer in its sole discretion may make deposits to augment the principal of such trust.

8.17
Right of Setoff. The Employer may, to the extent permitted by applicable law, deduct from and setoff against any amounts payable to a Participant from this Plan such amounts as may be owed by a Participant to the Employer, although the Participant shall remain liable for any part of the Participant’s payment obligation not satisfied through such deduction and setoff; provided, however, that this setoff may occur only at the date on which the amount would otherwise be distributed to the Participant as required by Code Section 409A.  By electing to participate in the Plan and deferring compensation hereunder, the Participant agrees to any deduction or setoff under this Section 8.17 which is allowed by law.

8.18
409A Compliance.  This Plan will, at all times, be operated in good faith compliance with Code Section 409A of the Code and regulations thereunder (and any subsequent IRS notices or guidance). In the event that any provision of this Plan is inconsistent with Code Section 409A or such guidance, then the applicable provisions of Code Section 409A shall supersede such provision.  Nothing herein shall be construed as an entitlement to our guarantee of any particular tax treatment to a Participant.

[signature page follows]

IN WITNESS WHEREOF, the Employer has executed this Plan as of the date first written above.

ATTEST:		Greater Delaware Valley Savings
		d/b/a	Alliance Bank

By:	/s/ Kathleen P. Lynch	By:	/s/ Dennis D. Cirucci
Name:	Kathleen P. Lynch	Name:	Dennis D. Cirucci
Title:	Senior Vice President and Corporate Secretary	Title:	President and Chief Executive Officer

Greater Delaware Valley Savings d/b/a Alliance Bank
Supplemental Executive Retirement Plan
409A Restatement
Participation Agreement

This 409 Restatement Greater Delaware Valley Savings d/b/a Alliance Bank Supplemental Executive Retirement Plan Participation Agreement (the “Participation Agreement”) is entered into as of this 17th day of Decmeber, 2008 by and between Greater Delaware Valley Savings d/b/a Alliance Bank (the “Employer”), and, ____________________________ an executive of the Employer (the “Participant”), as evidence of the Participant's prior participation in the Greater Delaware Valley Savings d/b/a Alliance Bank Supplemental Executive Retirement Plan ("Prior Plan") and/or the commencement of Participant's participation in an Internal Revenue Code Section 409A compliant supplemental executive retirement plan.  The effective date of the prior participation agreement was January 11, 2002, which is hereby amended and restated effective as of December 17, 2008 in order to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

RECITALS:

WHEREAS, the Employer has adopted the (“Plan”) effective as December 17, 2008, and the Administrator has determined that the Participant shall be eligible to participate in the Plan on the terms and conditions set forth in this Participation Agreement and the Plan.

NOW, THEREFORE, in consideration of the foregoing and the agreements and covenants set forth herein, the parties agree as follows:

1.	Definitions. Except as otherwise provided, or unless the context otherwise requires, the terms used in this Participation Agreement shall have the same meanings as set forth in the Plan.

2.
Plan.  Plan means the 409A Restatement Greater Delaware Valley Savings d/b/a Alliance Bank Supplemental Executive Retirement Plan, as the same may be altered or supplemented in any validly executed Participation Agreement.

3.
Incorporation of Plan.  The Plan, a copy of which is attached hereto as Exhibit A, is hereby incorporated into this Participation Agreement as if fully set forth herein, and the parties hereby agree to be bound by all of the terms and provisions contained in the Plan.  The Participant hereby acknowledges receipt of a copy of the Plan and, subject to the foregoing, confirms his understanding and acceptance of all of the terms and conditions contained therein.

4.
Effective Date of Participation.  The effective date of the Participant’s initial participation in the Prior Plan was January 11, 2002, with the continuation of participation in the Plan hereunder effective as of December 17, 2008 (the “Participation Date”).

5.	Normal Retirement Age. The Normal Retirement Age for the Participant shall be the attainment of sixty (60) years of age.
1

6.	Year of Participation. For each full calendar year a Participant participates in the PriorPlan or this Plan, such Participant shall be credited with one (1) year of participation.

7.
Prohibition Against Funding.  Should any investment be acquired in connection with the liabilities assumed under this Plan and Participation Agreement, it is expressly understood and agreed that the Participants and Beneficiaries shall not have any right with respect to, or claim against, such assets nor shall any such purchase be construed to create a trust of any kind or a fiduciary relationship between the Employer and the Participants, their Beneficiaries, or any other person.  Any such assets shall be and remain a part of the general, unpledged, unrestricted assets of the Employer, subject to the claims of its general creditors.  It is the express intention of the parties hereto that this arrangement shall be unfunded for tax purposes and for purposes of Title I of ERISA.  The Participant shall be required to look to the provisions of the Plan and to the Employer itself for enforcement of any and all benefits due under this Participation Agreement, and, to the extent the Participant acquires a right to receive payment under the Plan and this Participation Agreement, such right shall be no greater than the right of any unsecured general creditor of the Employer.  The Employer shall be designated the owner and beneficiary of any investment acquired in connection with its obligation under the Plan and this Participation Agreement.

8.
Trust.  In the event of a Change in Control, the SERP Benefit will be held in a Rabbi Trust pursuant to the Alliance Bank SERP Rabbi Trust documents (hereinafter the "Trust") and the Plan.  Distributions from the Trust will only be permitted for the payment of a Participant's SERP Benefit and/or payment to the Employer's creditors in the event of bankruptcy.

9.         Provisions Related to SERP Benefit.

SERP Benefit.  The Normal Retirement SERP Benefit for the Participant shall be $_______________.  In the event of the Participant’s Early Retirement, the Participant's SERP Benefit shall be as provided for in Section 9(f) below.

(a)	Vesting. Subject to Article IV and Article VI of the Plan, a Participant shall vest in their SERP Benefit in the following manner:

Years of Participation	Participant's vested SERP Benefit

1	20%
2	40%
3	60%
4	80%
5	100%

(c)
Normal Retirement SERP Benefit Payment.  Subject to the restrictions found in Plan Section 4.3, Distributions to Specified Employees, the vested annual SERP Benefit shall be paid in a straight life annuity.  This annual SERP Benefit shall be paid equally, in monthly installments for the life of the Participant. This standard form of SERP Benefit distribution shall commence on the first day of the calendar month next following a Participant’s Normal Retirement.  Subsequent monthly payments shall be equal to one-twelfth of the above-described SERP Benefit.

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(d)	Post Retirement Death Benefit. Upon the Participant’s death, all payments under this provision shall cease.

(e)
SERP Benefit Upon Early Retirement.  In the event a Participant has a Separation from Service from the Employer through Early Retirement, as defined herein, the Participant shall be entitled to his vested Accrued SERP Benefit commencing upon the later of such Participant's attainment of Normal Retirement Age or, if the Participant is a Specified Employee, the lapse of the six-month delay provided for in Plan Section 4.3 Distributions to Specified Employees.  Distribution of Participant's vested Accrued SERP Benefit, pursuant to Participant's Early Retirement, shall occur in the standard form of SERP Benefit distribution as provided for in 9(c), unless, Participant otherwise elects an optional form of SERP Benefit distribution pursuant to 9(g), found herein below.

(f)
Accrued SERP Benefit.   The Participant's Accrued SERP Benefit shall be based on the number of Years of Service provided by Participant and the targeted Years of Service for a Normal Retirement SERP Benefit.  Such Accrued SERP Benefit amount shall be a function of the following calculation:

1)
The Participant's Accrued Benefit Fraction shall consist of a numerator representing Participant's actual Years of Service upon termination of employment with Employer and a denominator representing the projected Years of Service at Participant's Normal Retirement, not to exceed eighteen (18).

2)	In no event shall the Accrued Benefit Fraction, as provided for in Section 9(f)(1) above, exceed the whole number of one (1).

3)
The Accrued SERP Benefit shall equal the product of the Participant's Normal Retirement SERP Benefit targeted amount, as provided for in 9(a), and the Accrued Benefit Fraction, subject to any required vesting adjustment as provided for in 9(b).

(g)
Optional Form of Benefit Payment.  A Participant whose SERP Benefit has not commenced distribution hereunder will be permitted to elect to change the form or timing of the distribution of the balance of his or her benefit to either of the following forms of benefit: (i) a lump sum, or (ii) a joint and survivor annuity, where an actuarially reduced monthly benefit shall be payable to his beneficiary for the remainder of his or her life, subject to the conditions of this Agreement (all of which shall be Actuarially Equivalent (as defined below) to the standard form of SERP Benefit) upon the death of

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the Participant, provided that such change is permitted and in accordance with the requirements of Code Section 409A(a)(4)(C) and Treasury Regulation §1.409A-2(b), where (i) such election may not take effect until at least twelve (12) months after such election is filed with the Employer and (ii) an election to further defer a distribution (other than a distribution upon death or Disability) must result in the first distribution subject to the election being made at least five (5) years after the previously elected date of distribution.  Once distributions begin, no such changes to distributions shall be permitted.

For purposes of this paragraph, a benefit shall be “Actuarially Equivalent” to any other benefit if the actuarial reserve required to provide such benefit is equal to the actuarial reserve required to provide such other benefits, computed on the basis of the actuarial rates, tables and procedures.   Actuarial equivalence shall be based on the 1983 Group Annuity Mortality Table, with an associated  per annum interest rate equal to the appropriate published Pension Benefit Guarantee Corporation's Interest Rates and Quantities Used To Value Lump Sums interest rate in the year of employment termination.

Notwithstanding the foregoing, a Participant who has elected to receive a distribution in the form of a life annuity may change the form of annuity payment from one type of life annuity to another type of life annuity, with the same scheduled date for the first annuity payment, before any annuity payment has been made under the Plan.  Such a change is not considered a change in the time or form of a payment, provided that the annuities are actuarially equivalent applying reasonable actuarial methods and assumptions in accordance with Treasury Regulation §1.409A-2(b)(2)(ii).

(h)
Disability.  A Participant who incurs a Separation from Service due to Disability shall be one hundred percent (100%) vested in his or her SERP Benefit as of the date of Disability.  A Participant shall be considered disabled if: (i) the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months or (ii) the Participant is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Participant’s Employer

If Participant has a Separation from Service from the Employer due to the Participant's Disability, Participant shall be entitled to the SERP Benefit as if the Participant had a Separation from Service from the Employer as a consequence of Normal Retirement. All benefits derived from, and pursuant to the Participant's Normal Retirement through this Plan and Participation Agreement shall not be adversely affected by the Participant's Disability termination, and shall be distributed accordingly.  Upon a Participant’s Separation from Service due to Disability, the SERP Benefit distribution shall commence as soon as administratively feasible, but in no event later than ninety (90) days following Participant’s Separation from Service.
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(i)
Change in Control.  In the event the Participant has a Separation from Service from the Employer concurrently or within twelve (12) months following a Change in Control, as defined in Section 2.7 of the Plan, the Participant shall be entitled to a SERP Benefit equal to the present value of their vested Accrued SERP Benefit, as provided for herein, in a lump sum distribution as soon as administratively possible subject to those distribution restrictions as provided for in Plan Section 4.3 Distributions to Specified Employees.

(j)	Death Benefit Prior to Attaining Normal Retirement Age. There will be no pre-retirement death benefit provided under this Plan, or pursuant to the execution of this Participation Agreement.

10.
Beneficiary.  Each Participant may, from time to time, designate one or more persons (who may be any one or more members of such person’s family or other persons, administrators, trusts, foundations or other entities) as his Beneficiary under the Participation Agreement.  Such designation shall be made on a form prescribed by the Administrator (example of such form is attached hereto as Exhibit B).  Each Participant may at any time, and from time to time, change any previous Beneficiary designation, without notice to or consent of any previously designated Beneficiary, by amending his previous designation on a form prescribed by the Administrator.  If no person shall be designated by the Participant as a Beneficiary, or if the designated Beneficiary shall not survive the Participant, payment of his interest shall be made to the Participant’s estate. If more than one person is the beneficiary of a deceased Participant, each such person shall receive a pro rata share of any death benefit payable unless otherwise designated on the applicable form.

11.	Lost Beneficiary.

(a)	All Participants and Beneficiaries shall have the obligation to keep the Administrator informed of their current address until such time as all benefits due have been paid.

(b)
If a Participant or Beneficiary cannot be located by the Administrator exercising diligence, then, in its sole discretion, the Administrator may presume that the Participant or Beneficiary is deceased for purposes of the Participation Agreement and all unpaid amounts (net of due diligence expenses) owed to the Participant or Beneficiary shall be paid accordingly.  Any such presumption of death shall be final, conclusive, and binding on all parties.

12.       General Provisions.

(a)	The Administrator:

(1)
is expressly empowered to interpret the Participation Agreement and to determine all questions arising in the administration, interpretation, and application of the Participation Agreement; to employ actuaries, accountants, counsel, and other persons it deems necessary in connection with the administration of the Participation Agreement; to request any information from the Employer it deems necessary to determine whether the Employer would be considered insolvent or subject to a proceeding in bankruptcy; and to take all other necessary and proper actions to fulfill its duties as Administrator;

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(2)	shall not be liable for any actions by it hereunder unless due to its own gross negligence or willful misconduct; and

(3)
shall be indemnified and saved harmless by the Employer from and against all personal liability to which it may be subject by reason of any act done or omitted to be done in its official capacity as Administrator in good faith in the administration of the Participation Agreement, including all expenses reasonably incurred in its defense in the event the Employer fails to provide such defense upon the request of the Administrator. The Administrator is relieved of all responsibility in connection with its duties hereunder to the fullest extent permitted by law, except any breach of duty to the Participants or Beneficiaries.

(b)	No Assignment.

No benefit under the Participation Agreement shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge, andany such action shall be void for all purposes of the Participation Agreement.  No benefit shall in any manner be subject to the debts, contracts, liabilities, engagements, or torts of any person, nor shall it be subject to attachments or other legal process for or against any person, except to such extent as may be required by law.

(c)	No Employment Rights.

Participation in this Plan, and execution of this Participation Agreement,shall not be construed to confer upon any Participant the legal right to beretained in the employ of the Employer, or give a Participant orBeneficiary, or any other person, any right to any payment whatsoever, except to the extent of the benefits provided for hereunder.  Each Participant shall remain subject to discharge to the same extent as if this Plan had never been adopted.

(d)	Incompetence.

If the Administrator determines that any person to whom a benefit is payable under this Plan and Participation Agreement is incompetent by reason of physical or mental disability, the Administrator shall have the power to cause the payments becoming due to such person to be made to another individual for the Participant’s benefit without responsibility of the Administrator or the Employer to see to the application of such payments.  Any payment made pursuant to such power shall, as to such payment, operate as a complete discharge of the Employer, the Administrator, the Trustee, and their representatives.
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(e)	Identity.

If, at any time, any doubt exists as to the identity of any person entitled toany payment hereunder or the amount or time of such payment, theAdministrator shall be entitled to hold such sum until such identity oramount or time is determined or until an order of a court of competent jurisdiction is obtained.  The Administrator shall also be entitled to pay such sum into court in accordance with the appropriate rules of law.  Any expenses incurred by the Employer or Administrator incident to such proceeding or litigation shall be charged against the SERP Benefit of the affected Participant.

(f)	No Liability.

No liability shall attach to or be incurred by any employee of the Employer or Administrator individually under or by reason of the terms, conditions, and provisions contained in this Plan and Participation Agreement, or for the acts or decisions taken or made hereunder or in connection therewith; and, as a condition precedent to the establishment of this Plan or the receipt of benefits hereunder, or both, such liability, if any, is expressly waived and released by each Participant and by any and all persons claiming under or through any Participant or any other person.  Such waiver and release shall be conclusively evidenced by any act or participation in or the acceptance of benefits or the making of any election under this Plan, and execution of this Participation Agreement.

(g)       Expenses.

Except as otherwise provided in the Plan, all expenses incurred in the administration of the Plan, whether incurred by the Employer or the Plan, shall be paid by the Employer.

(h)	Employer Determinations.

Any determinations, actions, or decisions of the Employer (including butnot limited to, Plan termination) shall be made by the Board in accordancewith its established procedures or by such other individuals, groups, ororganizations that have been properly delegated by the Board to make such determination or decision.

(i)	Construction.

All questions of interpretation, construction or application arising under orconcerning the terms of this Plan and Participation Agreement, shall bedecided by the Administrator, in its sole and final discretion, whosedecision shall be final, binding and conclusive upon all persons.

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(j)	Governing Law.

To the extent not preempted by federal law, this Participation Agreement shall be governed by, construed and administered under the laws of the Commonwealth of Pennsylvania, without regard to any principles of conflicts of law of such Commonwealth.

(k)	Severability.

Should any provision of the Participation Agreement or any regulationsadopted hereunder bedeemed or held to be unlawful or invalid for anyreason, such fact shall not adversely affect the other provisions orregulations unless such invalidity shall render impossible or impractical the functioning of the Participation Agreement and, in such case, the appropriate parties shall immediately adopt a new provision or regulation totake the place of the one held illegal or invalid.

(l)	Headings.

The headings contained in the Participation Agreement are inserted only as a matter of convenience and for reference and in no way define, limit, enlarge, or describe the scope or intent of this Plan nor in any way shall they affect this Participation Agreement or the construction of any provision thereof.

(m)	Terms.

Capitalized terms shall have meanings as defined herein. Singular nounsshall be read as plural, masculine pronouns shall be read as feminine, andvice versa, as appropriate.

(n)	Successors.

This Participation Agreement shall be binding upon each of the parties and hall also be binding upon their respective successors or assigns.

(o)	Amendments.

This Participation Agreement may not be modified or amended except by a duly executed instrument in writing signed by the Employer and the Participant.
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(p)	Entire Agreement.

This Participation Agreement sets forth the entire agreement of the partieswith respect to the subject matter hereof.  Any and all prior agreements orunderstandings with respect to such matters are hereby superseded.

SIGNATURE PAGE TO FOLLOW
THE REMAINDER OF THIS PARTICIPATION AGREEMENT HAS BEEN
INTENTIONALLY LEFT BLANK
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      IN WITNESS WHEREOF, each of the parties has caused this Participation Agreement to be executed as of the day first written above.

ATTEST:		EMPLOYER

By:		By:
Name:	Kathleen P. Lynch	Name:	Dennis D. Cirucci
Title:	Senior Vice President and Corporate Secretary	Title:	President and Chief Executive Officer

PARTICIPANT

By:
Name:
Title:

LIST OF COLLATERAL DOCUMENTS

EXHIBIT A
409A RESTATEMENT
GREATER DELAWARE VALLEY SAVINGS D/B/A ALLIANCE BANK
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

EXHIBIT B
409A RESTATEMENT
GREATER DELAWARE VALLEY SAVINGS D/B/A ALLIANCE BANK
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
BENEFICIARY DESIGNATION

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EXHIBIT B

GREATER DELAWARE VALLEY SAVINGS D/B/A ALLIANCE BANK
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
409A RESTATEMENT
BENEFICIARY DESIGNATION

In the event of the Participant’s death, any benefits to which the Participant may be entitled shall be paid to the Beneficiary designated below.  This Beneficiary Designation shall be subject to the terms and conditions set forth in the Plan and shall supersede all prior Beneficiary Designations made by the Participant.  This Beneficiary Designation shall be attached to and become part of that certain Participation Agreement, dated as of December 17, 2008, between the Employer and the Participant.

Primary Beneficiary:____________________________________

Secondary Beneficiary:__________________________________

IN WITNESS WHEREOF, the Participant has executed this Beneficiary Designation as of the date indicated.

Signature

__________________________________________

Name:

Dated: ____________________________________

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